For Immediate Release

Ferro Schedules Conference Call for 2006 Third Quarter Results

CLEVELAND, Ohio – December 15, 2006 – Ferro Corporation (NYSE: FOE) announced today it will conduct a conference call on Thursday, December 21 at 10:00 a.m. Eastern Time to discuss financial results for the quarter ended September 30, 2006. Participants from Ferro will include Chairman, President and CEO James Kirsch, Vice President and Chief Financial Officer Thomas Gannon and Director of Investor Relations David Longfellow.

If you wish to listen to the conference call, dial (800) 779-0712 if calling from the United States or Canada, or dial (210) 839-8501 if calling from outside North America. Reference the passcode, FOE, and the conference leader, David Longfellow. Please dial into the call approximately 10 minutes before the call is planned to begin. A live Webcast will also be available by clicking on the Investor Information link at the top of Ferro’s Website at http://www.ferro.com.

A replay of the call will be available from noon Eastern Time on December 21 until 10:00 p.m. Eastern Time on December 28. To access the toll-free replay, dial (800) 570-8795 if calling from the United States or Canada, or dial (402) 220-2264 if calling from outside North America. The replay will also be available by clicking on the Investor Information link on the Ferro corporate Website at http://www.ferro.com, beginning at 1 p.m. Eastern Time on December 21.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,800 employees globally and reported 2005 sales of $1.9 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	The Company depends on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which the Company participates are highly competitive and subject to intense price competition.

•	The Company is striving to improve operating margins through price increases, productivity gains and improved purchasing techniques, but it may not be successful in achieving the desired improvements.

•	The Company’s products are sold into industries that are heavily influenced by consumer spending or otherwise have proven to be unpredictable and cyclical.

•	The global scope of the Company’s operations exposes the Company to risks related to currency conversion and changing economic, social and political conditions around the world.

•	The Company has a growing presence in the Asia/Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect sales of the Company’s products.

•	The Company’s operations are subject to stringent environmental, health and safety regulations and compliance with those regulations could require the Company to make significant investments.

•	The Company depends on external financial resources and any interruption in access to capital markets or borrowings could adversely affect the Company’s financial condition.

•	Interest rates on some of the Company’s external borrowings are variable and the Company’s borrowing cost could be affected adversely by interest rate increases.

•	Many of the Company’s assets are encumbered by liens that have been granted to lenders and those liens affect the Company’s flexibility in making timely dispositions of property and businesses.

•	The Company is subject to a number of restrictive covenants in its credit facilities and those covenants could affect the Company’s flexibility in making investments and acquisitions.

•	The Company has deferred tax assets and its ability to utilize those assets will depend on the Company’s future performance.

•	The Company is a defendant in several lawsuits that could have, unless successfully resolved, an adverse effect on the Company’s financial condition and/or financial performance.

•	The Company’s businesses depend of a continuous stream of new products and failure to introduce new products could affect the Company’s sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of the Company’s annual expenses, and the funding of these costs could adversely affect the Company’s financial condition.

•	The Company is exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com